150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

The Radiant Creations Group, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

RESOLVED that the ATTACHED Certificate of Designation Preferences and Rights of the Series A Super Voting Preferred Stock supersedes and replaces the original Certificate of Designation in its entiretly dated September 10, 2014 and filed with the State of Nevada on October 13, 2014. The new and revised Certificate of Designation dated August 12, 2015 is hereby authorized and approved.

3. Effective date of filing: (optional) August 13, 2015

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION

PREFERENCES AND RIGHTS OF THE

SERIES A SUPER VOTING PREFERRED STOCK
($0.00001 PAR VALUE PER SHARE)

OF

THE RADIANT CREATIONS GROUP, INC.

A NEVADA CORPORATION

PURSUANT TO NRS 78.1955

THE RADIANT CREATIONS GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Nevada (the "Company"),

DOES HEREBY CERTIFY that, pursuant to authority expressly conferred, granted and vested in the Board of Directors of the Company (the "Board") by the Company's Articles of Incorporation, as amended, and pursuant to the provisions of NRS 78.1955, hereby create out of the one hundred million (100,000,000) shares of Preferred Stock authorized in the Articles of Incorporation (the "Preferred Stock"), a Series of the Preferred Stock consisting of three million (3,000,000) shares, $0.00001 par value per share, to be designated "Series A Super Voting Preferred Stock," and to that end the Board adopted a resolution providing for the designation, powers, preferences, and rights, and the qualifications, limitations and restrictions, of the Series A Super Voting Preferred Stock, which resolution is as follows:

RESOLVED that pursuant to authority expressly conferred, granted and vested in the Board of Directors of the Company by the Company's Articles of Incorporation, as amended, that the following Certificate of Designation, Powers, Preferences, and Rights of the Series A Super Voting Preferred Stock ("Certificate of Designation") be and is hereby authorized and approved, which Certificate of Designation shall be filed with the Nevada Secretary of State in the form as follows:

1. **Designation and Amount.** Three Million (3,000,000) shares of the Preferred Stock of the Company, $0.00001 par value per share, shall constitute a class of Preferred Stock designated as "Series A Super Voting Preferred Stock" (the "Series A Preferred Stock") with a face value of $0.00001 per share (the "Face Amount"). After the initial issuance of shares of Series A Preferred Stock, no additional shares of Series A Preferred Stock may be issued by the Company except as provided herein.

2. **Voting.** Holders of each Series A Preferred Stock shall have two hundred (200) times the number of votes on all matters submitted to the shareholders that each shareholder of the Corporation's Common Stock (rounded to the nearest whole number) is entitled to vote at each meeting of the shareholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration. Holders of the Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

3. **Rank**. Except as specifically provided below, the Series A Preferred Stock shall, with respect to rights on redemption and rights on liquidation, winding up and dissolution, rank senior to (i) all classes of Common Stock, $0.00001 par value per share, of the Company (the "Common Stock") and (ii) any class or series of capital stock of the Company hereafter created (unless, with the consent of the Holder(s) of Series A Preferred Stock).

4. **Dividends.** The holders of Series A Preferred Stock shall not be entitled to receive dividends paid on the Corporation's Common Stock.

5. **Liquidation Preference**. Upon the liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, an amount equal to or proportional to that sum available for distribution to common stock holders.

6. **Vote to Change the Terms of Series A Super Voting Preferred Stock.**
The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then outstanding shares of Series A Preferred Stock shall be required for any change to the Company's Articles of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series A Preferred Stock.

7. **Protection Provisions**. So long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by the General Corporation Law of the State of Nevada) of the Holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

a. Alter or change the rights, preferences or privileges of the Series A Preferred Stock;

b. Alter or change the rights, preferences or privileges of any capital stock of the Company to affect adversely the Series A Preferred Stock;

c. Create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the company;

d. Create any new class or series of capital stock ranking pari passu with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the company (as previously defined, "Pari Passu Securities");

e. Increase the authorized number of shares of Series A Preferred Stock;

8. **Merger, Consolidation, Etc**. If at any time or from time to time there shall be (i) a merger, or consolidation of the Company with or into another corporation, (ii) the sale of all or substantially all of the Company's capital stock or assets to any other person, (iii) any other form of business combination or reorganization in which the company shall not be the continuing or surviving entity of such business combination or reorganization, or (iv) any transaction or Series of transactions by the company in which in excess of 50 percent of the Company's voting power is transferred (each, a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive, the same kind and amount of stock or other securities or property (including cash) of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled immediately prior to the effective time of Such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 8 to the end that the provisions of this Section 8 shall be applicable after that event in as nearly equivalent a manner as may be practicable.

9. **No Impairment**. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment.

10. **Record Owner**. The Company may deem the person in whose name shares of Series A Preferred Stock shall be registered upon the registry books of the Company to be, and may treat him as, the absolute owner of the Series A Preferred Stock for all purposes, and the Company shall not be affected by any notice to the contrary.

11. **Register.** The Company shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Company itself, for the registration of the Series A Preferred Stock. Upon any transfer of shares of Series A Preferred Stock in accordance with the provisions hereof, the Company shall register or cause the transfer agent to register such transfer on the Stock Register.

IN WITNESS WHEREOF, Michael S. Alexander, President, Treasurer and Director of The Radiant Creations Group, Inc., under penalties of perjury, does hereby declare and certify that this is the act and deed of The Radiant Creations Group, Inc. and the facts stated herein are true and accordingly has signed this Certificate of Designation on August 12, 2015.

Michael S, Alexander
President, Treasurer and Director